Exhibit 10.33

COOPER-STANDARD AUTOMOTIVE INC.

DEFERRED COMPENSATION PLAN

Effective January 1, 2005

As Amended and Restated Effective January 1, 2008

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COOPER-STANDARD AUTOMOTIVE INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I. PURPOSE

Section 1.1 Statement of Purpose; Effective Date. The Cooper-Standard Automotive Inc. Deferred Compensation Plan is hereby established to provide designated management and highly compensated employees and non-employee directors with the option to defer the receipt of all or a portion of their regular compensation and cash incentive compensation until termination of employment or service, and to provide certain holders of stock options with dividend equivalent units. It is intended that the Plan will assist in attracting and retaining employees and directors of exceptional ability by providing these benefits. The Plan shall be effective on the Effective Date, and shall apply only to amounts deferred after the Effective Date, and any earnings thereon. Amounts deferred prior to the Effective Date are governed by the terms of the Cooper Standard Automotive Inc. Pre-2005 Executive Deferred Compensation Plan.

ARTICLE II. DEFINITIONS AND CONSTRUCTION

Section 2.1 Definitions. Whenever the following terms are used in this Plan they shall have the meanings specified below unless the context clearly indicates to the contrary:

(a) “Account” means the bookkeeping account maintained on the books of the Company pursuant to Article VI for the purpose of accounting for the allocations and distributions made under the Plan.

(b) “Accounting Date” means each business day; provided that with respect to Stock Units, the Accounting Date means each June 30 and December 31.

(c) “Accounting Period” means the period beginning on the day immediately following an Accounting Date and ending on the next following Accounting Date.

(d) “Administrator” means a committee consisting of one or more persons who shall be appointed by and serve at the pleasure of the Committee.

(e) “Affiliate” means, with respect to an entity, any entity directly or indirectly controlling, controlled by, or under common control with, such first entity within the meaning of Code Section 414(b) or (c); provided that for purposes of determining if a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of the phrase “ at least 80 percent” each place it appears therein or in the regulations thereunder.

(f) “Base Salary” means a Participant’s base earnings paid by the Company without regard to any increases or decreases in base earnings as a result of an election to defer base earnings under this Plan, or an election between benefits or cash provided under a plan of the Company maintained pursuant to Section 125 or 401(k) of the Code. Base Salary paid at the beginning of a Plan Year with respect to services performed at the end of the prior Plan Year in accordance with normal payroll practices will be considered earned in the Plan Year in which such Base Salary is paid.

(g) “Beneficiary” means the person or persons (natural or otherwise) designated or deemed to be designated by the Participant pursuant to Article IX to receive benefits payable under the Plan in the event of Participant’s death.

(h) “Board” means the Board of Directors of the Company.

(i) “Cash Award” means an Employee’s awards for a Plan Year which may consist of any annual cash incentive award which is earned with respect to services performed by the Employee during such Plan Year, whether or not such award is actually paid to the Employee during such Plan Year, and any multi-year cash incentive award which is earned with respect to a period of service performed by the Employee ending in such Plan Year, whether or not such award is actually paid to the Employee during such Plan Year.

(j) “Cause” means termination by the Board of an employee Participant’s employment with the Company or an Affiliate because of:

(i) the willful and continued failure by the Participant to perform substantially the duties of the Participant’s position (other than as a result of a physical or mental impairment which constitutes a disability);

(ii) the willful engaging of the Participant in conduct which is demonstrably injurious to the Company or an Affiliate, monetarily or otherwise; or

(iii) the conviction of a criminal violation involving fraud, embezzlement or theft in connection with the Participant’s duties or in the course of the Participant’s employment or service with the Company or an Affiliate.

(k) “Change of Control” means the occurrence of any of the following events:

(i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of CSA to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Permitted Holders; or

(ii) any person or group, other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of CSA, including by way of merger, consolidation or otherwise, except where one or more of the Sponsors and/or their respective Affiliates, immediately following such merger, consolidation or other transaction, continue to have the ability to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company).

Notwithstanding that a transaction or series of transactions does not constitute a Change of Control, with respect to any Participant it shall be deemed a Change of Control for purposes of the Participant’s entitlement’s hereunder if clause (i), above, is satisfied in respect of the business or division in which such Participant is principally engaged. For the avoidance of doubt, a Change of Control pursuant to the immediately preceding sentence shall not apply to any Participant whose employment is not primarily with and for the business or division that is sold. For purposes of this Paragraph (k), “Permitted Holders” means, as of the date of determination, any and all of (i) an employee benefit plan (or trust forming a part thereof) maintained by (A) the Company, an Affiliate or a related employer or (B) any corporation or other person of which a majority of its voting power of its voting securities or equity interest is owned, directly or indirectly, by the Company, an Affiliate or a related employer and (ii) the Sponsors and any of their respective Affiliates. No “Change of Control” shall occur unless such transaction qualifies as a change of control under Code Section 409A.

(l) “Claimant” has the meaning set forth in Section 10.6(a).

(m) “Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a provision of the Code shall also include any successor provision thereto.

(n) “Committee” means the Compensation Committee of the Board.

(o) “Company” means Cooper-Standard Automotive Inc., and any successor or successors thereto.

(p) “CSA” means Cooper-Standard Holdings Inc., formerly known as CSA Acquisition Corp.

(q) “Disability” means the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the Administrator. The Participant will be required to submit such medical evidence or to undergo a medical examination by a doctor selected by the Administrator as the Administrator determines is necessary in order to make a determination hereunder.

(r) “Dividend Equivalent Unit” means the allocation provided for in Section 5.2.

(s) “Effective Date” means January 1, 2005.

(t) “Employee” means any employee of the Company or an Affiliate who is, as determined by the Committee, a member of a “select group of management or highly compensated employees” of the Company, within the meaning of ERISA, and who is designated by the Committee as eligible to participate in the Plan.

(u) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Any reference to a provision of ERISA shall also include any successor provision thereto.

(v) “Fair Market Value” means with respect to a share of Stock, the value of such share as determined by the Committee, which may be based on an appraisal performed by an independent third-party appraiser. The Committee shall determine Fair Market Value as of each June 30 and December 31, and at such other interim dates as the Committee shall determine. With respect to any other property, Fair Market Value shall be established by the Committee.

(w) “Fees” means the amount(s) paid to a Non-Employee Director for service on the Board, a committee of the Board or as a chair of a committee, whether paid in cash or Stock.

(x) “Good Reason” means the occurrence of any of the following:

(i) If the Employee is subject to an employment agreement in effect with the Company, as defined in such agreement; or if the Employee is not subject to such an employment agreement, a relocation of the office of the Company where the Employee is employed to a location that is 150 miles away from the current location without the Employee’s written consent, except for relocation to the Company’s headquarters and required travel on the Company’s business to an extent reasonably required to perform Employee’s assigned duties; or

(ii) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Company’s obligations under this Plan.

(y) “Incentive Compensation Plan” means any incentive compensation plan established by CSA or the Company that provides for Cash Awards.

(z) “Investments” means Share Units and any other alternatives made available by the Administrator, which shall be used for the purpose of measuring hypothetical investment experience attributable to a Participant’s Account.

(aa) “Matching Stock Unit” means the allocation provided for in Section 5.1.

(bb) “Non-Employee Director” means a member of the Board who is not an employee of the Company or its Affiliates.

(cc) “Participant” means an Employee or Non-Employee Director participating in the Plan in accordance with the provisions of Section 3.1, or to the extent the context so requires, a former Employee or Non-Employee Director retaining benefits under the Plan that have not been fully paid.

(dd) “Participation Agreement” means the agreement(s) submitted by a Participant to the Administrator as provided in Section 4.1(d) or (e) in the form approved by the Administrator. A Participation Agreement must be validly executed to be given effect.

(ee) “Plan” means this Cooper-Standard Automotive Inc. Deferred Compensation Plan as it may, from time to time, be amended.

(ff) “Plan Year” means the 12-month period beginning January 1 and ending the following December 31, with a first short plan year from December 23, 2004 to December 31, 2004.

(gg) “Retirement” means termination of employment with the Company and its Affiliates or termination of service on the Board, as the case may be, on or after (i) attainment of age 65 or (ii) attainment of the age and service necessary to qualify for early retirement under the Cooper-Standard Automotive Inc. Salaried Retirement Plan, as amended.

(hh) “Retirement Committee” has the meaning set forth in Article XIV of the Cooper-Standard Automotive Inc. Investment Savings Plan, as amended.

(ii) “Separation from Service” means:

(i) For employee Participants, the Participant’s termination of employment from the Company and its Affiliates, or if the Participant continues to provide services following his or her termination of employment, such later date as is considered a separation from service, within the meaning of Code Section 409A, from the Company and its Affiliates. Specifically, if a Participant continues to provide services to the Company or an Affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service. A Participant will be treated as having terminated employment from the Company and its Affiliates in accordance with the following provisions:

(1) If a Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a termination of employment. If the period of the leave exceeds the applicable time period set forth above, and the Participant’s right to reemployment is not provided by either statute or contract, the Participant will be considered to have terminated employment on the first day of the end of the applicable period set forth above.

(2) If a Participant’s level of bona fide services for the Company and its Affiliates permanently decreases to twenty percent (20%) or less of the average level of bona fide services performed by the Participant (whether as an employee or independent contractor) for the Company and its Affiliates over the immediately preceding thirty-six (36)-month period (or such lesser period of services), the Participant will be presumed to have terminated employment.

(3) If a Participant’s level of bona fide services for the Company and its Affiliates continues at fifty percent (50%) or greater of the average level of bona fide services performed by the Participant (whether as an employee or independent contractor) for the Company and its Affiliates over the immediately preceding thirty-six (36) month period (Or such lesser period of services), the Participant will be presumed to have continued in employment.

(ii) For Non-Employee Director Participants, the date on which the Non-Employee Director has a good-faith and complete termination of services as a member of the Board in accordance with Code Section 409A. If a Non-Employee Director becomes an employee of the Company or an Affiliate, such individual will not be treated as having a Separation from Service until the individual also has a Separation from Service as an employee.

(jj) “Settlement Date” means the date on which a payment is due under the Plan. All Settlement Dates, other than upon Separation from Service, shall be deemed to be January 1 (or as soon thereafter as is practicable) of the applicable year.

(kk) “Specified Employee” means a Participant who, as of the date of his or her Separation from Service, is a key employee (as defined in Code Section 416(i), but without regard to Code Section 416(i)(5)) of the Company or an Affiliate any of the stock of which is publicly traded on an established securities market. A Participant is a key employee under Code Section 416(i) if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations under Code Section 416, but disregarding Code Section 416(i)(5), at any time during the 12-month period ending on an identification date. If a person is a key employee as of an identification date, the person is treated as a key employee for the 12-month period beginning on the first day of the fourth (4th) month following the identification date. The identification date for the Plan shall be September 30 of each year. Thus, an employee who satisfies the foregoing requirements for key employee status as of September 30 of a year shall be treated as a key employee for the following calendar year.

(ll) “Sponsors” means Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P., Cypress Side-By-Side LLC, GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P.

(mm) “Stock” means the common stock of the Company.

(nn) “Stock Unit” means a unit equal in value to a share of Stock.

(oo) “Terminated Participant” has the meaning set forth in Section 12.3(a).

(pp) “Trust” has the meaning set forth in Section 7.3(a).

(qq) “Trust Agreement” has the meaning set forth in Section 7.3(a).

(rr) “Trustee” has the meaning set forth in Section 7.3(a).

(ss) “Unforeseeable Emergency” means a severe financial hardship of the Participant, resulting from any of the following:

(i) an illness or accident of the Participant, his or her spouse or the Participant’s dependent or dependents (as defined in Code Section 152(a));

(ii) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to such home not otherwise covered by insurance, for example, as a result of a natural disaster); or

(iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Administrator.

Section 2.2 Construction. Wherever any words are used in the masculine, they shall be construed as if they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items. The words “hereof,” “herein,” “hereunder,” and other similar compounds of the word “here” shall mean and refer to the entire Plan, and not to any particular provision or Section.

ARTICLE III. ELIGIBILITY AND PARTICIPATION

Section 3.1 Eligibility and Participation.

(a) Eligibility. Eligibility to participate in the Plan is limited to those management and/or highly compensated Employees who are designated as eligible Employees, from time to time, by the Committee and those Non-Employee Directors who are designated as eligible to participate, from time to time, by the Committee. Once designated, an Employee and Non-Employee Director shall remain eligible to participate for future Plan Years unless otherwise determined by the Committee.

(b) Participation in Elective Deferral Component. Participation in the elective deferral feature (i.e., deferrals of Base Salary and Cash Awards for Employees and deferrals of Fees for Non-Employee Directors) of the Plan shall be limited to eligible Employees and Non-Employee Directors who elect to participate in the Plan by filing a completed and executed Participation Agreement with the Administrator. An Employee’s or Non-Employee Director’s initial participation date shall be the date such individual is selected for participation in the Plan by the Committee. (Prior to July 1, 2007, Non-Employee Directors were automatically eligible to participate in the Plan.)

(c) Participation in Dividend Equivalent Component. Participation in the dividend equivalent feature of the Plan shall automatically become effective on the date an Employee is selected for participation in that component of the Plan by the Committee.

Section 3.2 Termination of Participation. Participation in the Plan shall continue as long as the Participant is eligible to receive benefits under the Plan. A Participant may elect to terminate his or her participation in the elective deferral component of the Plan by filing a written notice thereof with the Committee. The termination shall be effective the first day of the next Plan Year following receipt by the Administrator. Amounts credited to such Participant’s Account and any subaccounts with respect to periods prior to the effective date of such termination shall continue to be payable pursuant to, receive earnings and be credited with gains and debited with losses thereon (where applicable), and otherwise be governed by, the terms of the Plan.

Section 3.3 Ineligible Participant. Notwithstanding any other provisions of this Plan to the contrary, if the Administrator determines that any Employee Participant may not qualify as a “management or highly compensated employee” within the meaning of ERISA or regulations issued thereunder, the Administrator may determine, in its sole discretion, that such Participant shall cease to be eligible to participate in this Plan. With respect to the elective deferral feature of the Plan, participation shall cease as of the end of the Plan Year in which the determination is made. With respect to the dividend equivalent feature of the Plan, participation shall cease immediately on the date of such determination.

ARTICLE IV. DEFERRAL OF BASE SALARY AND CASH AWARDS

Section 4.1 Deferral of Base Salary and ADP Returns; Fees.

(a) Base Salary Amount. With respect to each Plan Year, an employee Participant may elect to defer (in whole percentages) up to 80% of his or her Base Salary (or, if less, the amount remaining after the Participant’s Base Salary is reduced by all applicable withholding taxes, 401(k) and section 125 plan deductions, and all other required or authorized deductions).

(b) ADP Returns. With respect to each Plan Year beginning on and after January 1, 2007, an employee Participant may elect to defer, from his or her Base Salary, an amount equal to the amount that is distributed to him under the Cooper-Standard Automotive Inc. Investment Savings Plan (the “401(k) Plan”) as a result of the 401(k) Plan’s failure to satisfy the “actual deferral percentage” test set forth in Code Section 401(k)(3)(A)(ii) for the prior Plan Year.

(c) Fees. With respect to each Plan Year, a Non-Employee Director Participant may elect to defer (in whole percentages) up to 100% of his Fees.

(d) Initial Deferral Election. A Participant who first becomes eligible to participate in the Plan during a Plan Year may, within 30 days after his initial participation date, elect to participate in the Plan by filing a Participation Agreement with the Administrator. Such Participation Agreement shall apply only to Base Salary or Fees, as the case may be, earned for services performed following the filing of such Participation Agreement, and shall not apply to deferral of ADP returns. If the Participant does not submit a Participation Agreement during his initial 30-day election period, the Participant may thereafter elect to participate pursuant to subsection (e). A Participant’s initial election to defer Base Salary or Fees shall be effective only for the remainder of the Plan Year to which the election relates, and shall not apply to any future Plan Years. The election shall be irrevocable. Notwithstanding the foregoing, if the Participant was previously eligible to participate in this Plan, or another defined contribution-type deferred compensation plan that would be required to be aggregated with this Plan under Code Section 409A, at any time during the 24-month period ending on the date the Participant again becomes eligible to participate in the Plan, the Participant shall not be eligible for the initial 30-day election period and may only enroll in the Plan as of a January 1 pursuant to subsection (e) below.

(e) Annual Election. Prior to the beginning of each calendar year, within such time periods as the Administrator prescribes, a Participant may elect to participate in the Plan by filing a Participation Agreement with the Administrator. The election will be effective only with respect to Base Salary or Fees, as the case may be, earned for services performed in the following Plan Year and/or with respect to ADP returns made in the following Plan Year. A Participant’s Participation Agreement, once effective, shall be irrevocable for the Plan Year to which it relates. A Participant’s election shall be effective only for the Plan Year to which the election relates, and shall not apply to any future Plan Years.

Section 4.2 Deferral of Cash Awards.

(a) Amount. A Participant may elect to defer a percentage (in whole percentages) of up to 100% of the Participant’s Cash Awards.

(b) Timing of Deferral Election. A Participant may irrevocably elect to defer all or a portion of any Cash Award by filing a Participation Agreement with the Administrator within the time periods that the Administrator prescribes and:

(i) In the case of a Cash Award that does not constitute performance-based compensation for purposes of Code Section 409A, before the calendar year (or first calendar year in the case of a multi-year award) in which the Participant begins to perform the services on which the Cash Award is based; or

(ii) In the case of any Cash Award that constitutes performance-based compensation for purposes of Code Section 409A, at least six (6) months prior to the end of the performance period to which the Cash Award relates; provided that the Participant has performed services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date of such election, and provided further that no such election is permitted with respect to compensation that has become readily ascertainable within the meaning of Code Section 409A at the time of such election.

A Participant’s election to defer a Cash Award shall be effective only for the Cash Award to which the election relates, and shall not apply to any future Cash Awards.

Notwithstanding the foregoing, for the 2007 Plan Year and, in the Administrator’s discretion for the 2008 Plan Year, a Participant may elect to defer his Cash Award that would otherwise qualify as a short-term deferral prior to the beginning of such Plan Year, as permitted by IRS Notice 2006-79.

Section 4.3 Credits to Account. The portion of a Participant’s Base Salary, Fees or Cash Award that is deferred pursuant to the Participant’s Participation Agreement shall be credited to the Participant’s Account as of the date the amounts would otherwise have been paid to the Participant. Any withholding of taxes or other amounts with respect to any deferred award which is required by state, federal or local law shall to the extent possible first be withheld from the Participant’s non-deferred compensation.

Section 4.4 Vesting of Accounts. Each Participant shall at all times have a nonforfeitable interest in his elective deferrals and all earnings thereon.

ARTICLE V. MATCHING AND DIVIDEND EQUIVALENT UNITS

Section 5.1 Company Matching Stock Units. This Section 5.1 shall be effective for Plan Years beginning on and after January 1, 2007, except as provided in subsection (c).

(a) Amount of Match. If a Participant elects, at the time of making a deferral election, that such deferrals will be invested in Company Stock Units pursuant to Section 6.2, the Company will credit the Participant’s Stock Unit subaccount as of the last day of the Plan Year (the “Allocation Date”) with Matching Stock Units equal to one hundred percent (100%) of the number of Company Stock Units “purchased” with the Participant’s deferrals during such year, subject to the limitation in subsection (b) and provided that the Participant has not experienced a Separation from Service prior to the last day of the Plan Year; provided that, solely for purposes of determining the Matching Stock Units to be allocated to the Participant’s Account for a Plan Year, the amount deferred by a Participant from his Cash Awards that is earned during such Plan Year but not paid until the following Plan Year will be credited as a deferral under this Plan as of the last day of the Plan Year in which the Cash Award is earned, rather than the Plan Year in which the Cash Award is paid. Notwithstanding the foregoing, if the Participant has a Separation from Service during a Plan Year as a result of death, Disability, Retirement or because his employment is terminated by the Company or an Affiliate without Cause or the Participant terminates employment for Good Reason, then the Matching Stock Units will be credited to the Participant’s Stock Unit Subaccount as of the date of such Separation from Service. (For purposes of clarity, Non-Employee Director Participants are not eligible for an allocation of Matching Stock Units in the event of termination without Cause or for Good Reason.)

(b) Annual Cap. Notwithstanding subsection (a) above, the allocation of Company Matching Stock Units to Participants is subject to an aggregate annual cap equal to (i) the lesser of $1,500,000 (as determined by multiplying the Fair Market Value of a share of Stock on the Allocation Date) or 15,000 units, or (ii) such higher amount or number of units as is determined by the Committee (the “Cap”). If the aggregate value or number of Company Matching Stock Units to be allocated for a Plan Year exceeds the Cap, then unless the Committee determines otherwise, the amount of Company Matching Stock Units credited to the Stock Unit subaccount of an eligible Participant for that Plan Year will be calculated by multiplying the Cap by the percentage determined by dividing the Matching Stock Units which would have otherwise been allocable to the Participant for that Plan Year if the Cap were not in place, by the total amount of Company Matching Stock Units which would have otherwise been allocable to all eligible Plan Participants for that Plan Year if the Cap were not in place. The Committee may also place a per participant cap on the number of Company Matching Stock Units that may be allocated to a Participant.

(c) Discretionary Matching Stock Units. For the 2006 Plan Year, the Board may, in its discretion, allocate Company Matching Stock Units to Participants’ Accounts in such percentage as it determines.

(d) Vesting of Matching Stock Credits.

(i) In general, a Participant’s Matching Stock Units shall vest ratably in each of the three (3) years following their Allocation Date provided the Participant remains an employee of the Company or an Affiliate or a Non-Employee Director, as applicable, through the applicable vesting date. That is, one-third of the Matching Stock Units will vest on the first (1st) anniversary of the Allocation Date, an additional one-third of the Matching Stock Units will vest on the second (2nd) anniversary of the Allocation Date, and the remaining one-third of the Matching Stock Units will vest on the third (3rd) anniversary of the Allocation Date, in each case contingent on Participant’s continued employment or service as a Non-Employee Director.

(ii) Notwithstanding the foregoing, upon the Participant’s Separation from Service as a result of death, Disability, Retirement or because his employment is terminated by the Company or an Affiliate without Cause or the Participant terminates employment for Good Reason, all of the Participant’s Matching Stock Units shall be one hundred percent (100%) vested. (For purposes of clarity, Non-Employee Directors are not eligible for full vesting of Matching Stock Units in the event of termination without Cause or for Good Reason.)

(iii) The Committee may, in its sole discretion and at any time, vest in whole or in part any Matching Stock Units credited to the Participant’s Account.

(iv) In addition, upon the occurrence of a Change of Control, all Matching Stock Units credited to the Account of a Participant who is employed by the Company or an Affiliate or who is a Non-Employee Director immediately prior to the Change of Control shall become one hundred percent (100%) vested.

(v) Any Matching Stock Units that are not vested as of the date of the Participant’s Separation from Service shall be forfeited.

Section 5.2 Dividend Equivalent Units on Stock Options. Effective on and after January 1, 2007, if a cash dividend is declared with respect to the Company’s Stock, then a Participant who is employed by the Company or an Affiliate and who holds a stock option granted by the Company on the date such dividend is declared, shall receive a credit to his Dividend Equivalent Unit subaccount equal to the amount of the cash dividend per share multiplied by the number of stock options held by the Participant that have not been exercised as of the dividend declaration date. The credit to the Dividend Equivalent Unit subaccount shall be made on the date the dividend is paid. Dividend Equivalent Units shall vest in accordance with the terms of the stock options with respect to which the units are credited. A Participant may invest such vested Dividend Equivalent Units as provided for in Section 6.2.

ARTICLE VI. PARTICIPANTS’ ACCOUNTS

Section 6.1 Establishment of Accounts. The Company, through its accounting records, shall establish an Account for each Participant. In addition, the Company may establish one or more subaccounts of a Participant’s Account, if the Company determines that such subaccounts are necessary or appropriate in administering the Plan.

Section 6.2 Investments. Amounts credited to a Participant’s Account shall reflect the investment experience of the Investments selected by the Participant. The Participant may make an initial investment election at the time of enrollment in the Plan in whole increments of five percent (5%); provided that the deferral of Stock Fees shall be automatically invested in Stock Units. A Participant may also elect to reallocate his or her Account, and may elect to allocate any future deferrals, among the various Investments in whole increments of five percent (5%) from time to time as prescribed by the Administrator; provided that amounts deferred into Stock Units and Matching Stock Units shall not be eligible for re-allocation out of Stock Units, except to the extent that cash amounts deferred into Stock Units are not eligible for a Company match due to operation of the Cap or other limitations as described in Section 5.1(b). Such investment elections shall remain in effect until changed by the Participant. All investment elections shall become effective as soon as practicable after receipt of such election by the Administrator, and must be made in the form and manner and within such time periods as the Administrator prescribes in order to be effective. In the absence of an effective election, the Participant’s Account shall be deemed invested in the default fund specified by the Administrator. The Administrator may impose other rules, conditions and restrictions with regard to Investment allocations and changes thereto.

Section 6.3 Determination of Accounts.

(a) Determination of Accounts. The amount credited to each Participant’s Account as of a particular date shall equal the balance of such Account as of such date.

(b) Accounting. The Company, through its accounting records, shall maintain a separate and distinct record of the amount in each Account as adjusted to reflect any income, gains, losses and distributions with respect to such Account.

Section 6.4 Adjustments to Accounts.

On each Accounting Date, the Participant’s Account shall be credited or debited, as the case may be, as follows:

(a) First, the Account shall be credited or debited with an income (loss) and expense factor equal to an amount determined by multiplying (i) the balance credited to the Participant’s Account as of the immediately preceding Accounting Date by (ii) the rate of return net of expenses as determined by the Administrator for the Accounting Period or portion thereof ending on such Accounting Date on deemed Investments provided for in Section 6.2.

(b) Second, the Account shall be credited with any allocations under Article IV or V.

(c) Finally, the Account shall be debited with the amount of any distributions under the Plan to or on behalf of the Participant or, in the event of his death, the Participant’s Beneficiary.

Section 6.5 Statement of Accounts. At least annually, a statement shall be furnished to each Participant or, in the event of his death, to his Beneficiary, showing the status of the Participant’s Account as of the end of the most recent Accounting Period, any changes in the Participant’s Account since the date of the most recent statement furnished to the Participant, and such other information as the Administrator shall determine.

Section 6.6 Accounts for Record Keeping Purposes Only. Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of the Company or any Affiliate to fund such benefits.

Section 6.7 Special Accounting Rules for Stock Units.

(a) When any deferred cash amounts are to be allocated as Stock Units, the amounts shall be placed in a temporary accumulation account, which shall be deemed invested in such investment fund as the Committee specifies. As of each Accounting Date for Stock Units (June 30 and December 31), the balance of a Participant’s temporary accumulation account shall be converted to whole and fractional Stock Units, with fractional units calculated to three (3) decimal places, by dividing the amount to be allocated by the greater of (i) $100 or (ii) the Fair Market Value of a share of Stock as determined for the date of such allocation. The $100 minimum may be eliminated by the Committee at any time. When any deferred Stock Fees are to be allocated as Stock Units, the Participant shall be credited with the same number of Stock Units as the number of Shares being deferred.

(b) If any dividends or other distributions are paid with respect to the Stock while Stock Units are credited to a Participant’s Account, such Participant shall be credited with additional Stock Units determined by (i) multiplying the amount of cash dividend paid, or the Fair Market Value of other property distributed, with respect to one share of Stock, by the number of Stock Units, both vested and unvested, credited to the Participant’s Account on the date the dividend or distribution is declared, and (ii) dividing that number by the Fair Market Value of a share of Stock on the date the dividend is paid or distributed. Any additional Stock Units credited to the Participant’s Account under this Paragraph (b) shall be subject to the same vesting schedule with respect to the underlying Stock Units to which they relate. Any other provision of this Plan notwithstanding, if a dividend is paid with respect to the Stock in the form of a right or rights to purchase shares of Stock of the Company or any entity acquiring the Company, no additional Stock Units shall be credited to the Participant’s Account with respect to such dividend, but each Stock Unit credited to a Participant’s Account at the time such dividend is paid, and each Stock Unit thereafter credited to the Participant’s Account at a time when such rights are attached to the Stock, shall thereafter be valued on the basis of the aggregate of the then Fair Market Value of one share of Stock plus the then Fair Market Value of such right or rights then attached to such share of Stock.

(c) In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure of the Company affecting the Stock, the Committee shall make appropriate equitable adjustments with respect to the Stock Units credited to the Account of each Participant, including without limitation, adjusting the date as of which such Stock Units are valued, as the Committee determines is necessary of desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.

(d) Participants shall have no rights as a stockholder pertaining to Stock Units credited to their Account.

ARTICLE VII. FINANCING OF BENEFITS

Section 7.1 Investment of Accounts. As soon as practicable after the crediting of any amount to a Participant’s Account, the Company may, in its sole discretion, direct that the Retirement Committee invest the amount credited, in whole or in part, in one or more separate investment funds or vehicles, including, without limitation, certificates of deposit, mutual funds, money market accounts or funds, limited partnerships, real, personal, tangible or intangible property, or debt or equity securities, including equity securities of the Company (measured by Fair Market Value, book value or any formula selected by the Retirement Committee), (collectively the “Invested Assets”), as the Retirement Committee shall select, or may direct that the Company retain the amount credited as cash to be added to its general assets. The Company shall be the sole owner and beneficiary of all Invested Assets, and all contracts and other evidences of the Invested Assets shall be registered in the name of the Company. The Company, under the direction of the Retirement Committee, shall have the unrestricted right to sell any of the Invested Assets included in any Participant’s Account, and the unrestricted right to reinvest the proceeds of the sale in other Invested Assets or to credit the proceeds of the sale to a Participant’s Account as cash. The Invested Assets may, but are not required to, mirror the Investment elections made by the Participant.

Section 7.2 Financing of Benefits. Benefits payable under the Plan to a Participant or, in the event of his death, to his Beneficiary, or to an alternate payee pursuant to a domestic relations order (as defined in Code Section 414(p)(1)(B)), shall be paid by the Company from its general assets. Notwithstanding the fact that the Participants’ Accounts may be adjusted by an amount that is measured by reference to the performance of the deemed Investments as provided in Section 6.1, no Participant, Beneficiary or any other person entitled to payment under the Plan shall have any claim, right, security interest or other interest in any fund, trust, account, insurance contract, or asset of the Company or Affiliate responsible for such payment.

Section 7.3 Funding.

(a) Notwithstanding the provisions of Section 7.2, nothing in this Plan shall preclude the Company from setting aside amounts in trust (the “Trust”) pursuant to one or more trust agreements between a trustee and the Company. However, Participants, their Beneficiaries or alternate payees, and their heirs, successors and assigns, shall have no secured interest or claim in any property or assets of the Company or the Trust. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future. Notwithstanding the foregoing, upon the earlier to occur of (i) a Change of Control or (ii) a declaration by the Board that a Change of Control is imminent, the Company shall promptly, to the extent it has not previously done so, and in any event within five (5) business days after such Change of Control (or on such fifth business day if the Board has declared that a Change of Control is imminent), create an irrevocable trust to hold funds to be used in payment of the obligations of the Company under the Plan, and the Company shall fund such trust by transferring for the Accounts of those Participants whom the Board has identified to the Trustee as having been affected by such Change of Control an amount sufficient to fund no less than the total value of such Participants’ Accounts under the Plan as of the most recent Accounting Date to National City Bank or its successor (the “Trustee”) to be added to the principal of the trust under the Cooper-Standard Automotive Inc. Master Grantor Trust Agreement, between the Company and

Trustee (the “Trust Agreement”), provided that any funds contained therein or in the Trust shall remain liable for the claims of the Company’s general creditors. Notwithstanding the foregoing, the Company shall not be obligated to fund the Trust at a time when such funding would violate Code Section 409A.

(b) Any payments of benefits by the Trustee to the Participants pursuant to the Trust Agreement shall, to the extent thereof, discharge the Company’s obligation to pay benefits under the terms of this Plan, it being the intent of the Company that assets in the Trust be held as security for the Company’s obligation to pay benefits under this Plan.

(c) Any such assets held by the Company or an Affiliate in the Trust shall be and remain the sole property of the Trust, and the Participants shall have no proprietary rights of any nature whatsoever with respect to such assets.

ARTICLE VIII. DISTRIBUTION OF BENEFITS

Section 8.1 Settlement Date. A Participant or, in the event of his death, his Beneficiary shall be entitled to distribution of all or a part of the balance of his Account, as provided in this Article VIII, following his Settlement Date.

Section 8.2 Amount to be Distributed. The amount to which a Participant or, in the event of his death, his Beneficiary is entitled in accordance with the following provisions of this Article VIII shall be based on the Participant’s adjusted Account balance determined as of the Accounting Date coincident with or next preceding his Settlement Date.

Section 8.3 Distribution Upon Death. Upon the death of the Participant, the Company shall pay to the Participant’s Beneficiary (or, upon the death of a Beneficiary, to the Beneficiary’s estate), as the case may be, the vested balance of the Participant’s Account in a cash lump sum no later than ninety (90) days following the date of the Participant’s death. Such payment shall completely discharge the Company’s obligations under this Plan.

Section 8.4 Time and Form of Distribution.

(a) Election. A Participant may specify in a Participation Agreement the time and form of distribution for the amounts deferred pursuant to such Participation Agreement (including any related Matching Stock Units), as adjusted for earnings or losses thereon, as follows:

(i) A Participant may elect that the deferrals be distributed:

(1) Upon the Participant’s Separation from Service;

(2) Upon the later of the Participant’s Separation from Service or a specified year, provided that such year must be more than three years following the year to which the deferrals relate; or

(3) Upon the earlier of the Participant’s Separation from Service or a specified year, provided that such year must be more than three years following the year to which the deferrals relate;

provided that if, pursuant to clause (2) or (3), a Participant erroneously elects a specified year that is prior to three years following the year to which the deferrals relate, the Participant automatically shall be deemed to have elected the fourth year following the year to which the deferrals relate.

If a Participant elects a specified year, amounts shall be paid in the first quarter of such year unless the Participant has elected a date certain in which case the payment will be made on or as soon as practicable after the date certain.

In the absence of such an election, deferred amounts shall be distributed upon the Participant’s Separation from Service.

(ii) A Participant may elect that the deferrals be distributed in one of the following forms of distribution:

(1) In a lump sum;

(2) In five (5) annual installments, provided, however, that each payment is not less than $10,000; or

(3) In ten (10) annual installments, provided, however, that each payment is not less than $10,000; or

(4) a combination of (i) and (ii), or (i) and (iii), above. The Participant shall designate the percentage payable under each option.

In the absence of such an election, deferred amounts shall be distributed in a lump sum.

(iii) Notwithstanding the foregoing, the balance of a Participant’s Dividend Equivalent subaccount shall automatically be paid upon the Participant’s Separation from Service in a cash lump sum.

(iv) The Participant’s distribution election shall remain in effect until modified by the Participant in accordance with this Section and the terms of the Plan.

(b) Change to Election. Pursuant to the provisions of Code Section 409A, a Participant’s distribution election, once made in accordance with the foregoing parameters, may be modified:

(i) only if permitted by the Administrator, and provided that such change in election may not take effect until at least twelve (12) months after the date on which such modification is made; and

(ii) with respect to a distribution election not related to a payment made on account of death, only if such payment is deferred for a period of not less than five (5) years from the date the payment would have otherwise been paid (or in the case of installments, would have begun to be paid); and

(iii) a distribution election with respect to a payment to be paid at a specified time or pursuant to a fixed schedule may not be changed less than 12 months prior to the date on which the payment is scheduled to be paid.

(c) Form of Payment of Stock Units. All distributions from the Participant’s Stock Unit subaccount shall be made in the form of shares of Stock, excluding distributions to the Participant’s Beneficiary or alternate payee under a domestic relations order which shall be paid in cash and excluding distributions of the Participant’s deferrals (made pursuant to Section 4.1 or 4.2) that the Company elects, in its sole discretion, to pay in cash. Each Stock Unit credited to the Participant’s Account that is not paid in cash shall be paid in the form of one share of Stock. The issuance of Stock to a Participant shall be subject to, and conditioned on, the Participant’s execution of a shareholder’s agreement in such form as is approved by the Board or Committee, and such other documents as are generally required of shareholders.

(d) Calculation of Installment Payments. The amount of each installment under Section 8.4(a)(ii) shall be equal to the quotient obtained by dividing the Participant’s Account balance subject to the installment payment method as of the Settlement Date of such installment payment by the number of installment payments remaining to be made to or in respect of such Participant at the time of calculation. Notwithstanding the foregoing, if the amount of an installment payment (other than the final payment) is less than $10,000, then $10,000 shall be paid, even if the effect of such payment is to reduce the number of installments that are ultimately paid.

(e) Accelerations or Delays. Notwithstanding any other provision of the Plan, if the Administrator determines that:

(i) all or any portion of a Participant’s Account is required to be included in the Participant’s income as a result of a failure to comply with the requirements of Code Section 409A and the regulations promulgated thereunder, the Company or applicable Affiliate shall immediately distribute from the Plan to the Participant or, in the case of the Participant’s death, the Participant’s Beneficiary, in one single sum, the amount (but not exceeding the amount) that is so taxable. In addition, the Administrator may permit an acceleration of the time or schedule of payment otherwise applicable to a Participant if (i) payment is necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)) and (ii) if the distribution is made to an individual other than the Participant; and

(ii) the Participant is a Specified Employee, then any distribution to be made upon a Participant’s Separation from Service shall be delayed until the first day of the seventh month following the month in which the Participant’s Separation from Service occurs.

Section 8.5 Unforeseeable Emergencies. A Participant who has incurred an Unforeseeable Emergency may request, and the Administrator may, in its sole discretion, approve a distribution of part or all of the Participant’s vested Account balance, in accordance with and subject to the limitations set forth in this Section. The amount authorized for distribution with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship. No distributions pursuant to this Section 8.5 may be made in excess of the vested value of the Participant’s Account at the time of such distribution.

Amounts distributed under this Section 8.5 shall first be taken from the portion of the Participant’s Account that is not in Stock Units. If Stock Units are distributed, they shall be paid in cash based on the most recent Fair Market Value as determined prior to the date of distribution.

Section 8.6 Small Benefit. Notwithstanding anything herein to the contrary, upon a Participant’s Separation from Service, if the vested balance of the portion of the Participant’s Account, when added to the balance of any other accounts to which the Participant is entitled from nonqualified deferred compensation plan(s) maintained by the Company and its Affiliates that are required to be aggregated with this Plan pursuant to Code Section 409A, is $10,000 or less, the Company shall pay the benefit in the form of a lump sum payment.

ARTICLE IX. BENEFICIARY DESIGNATION

Section 9.1 Beneficiary Designation.

(a) As used in the Plan, the term “Beneficiary” means:

(i) The person last designated as his Beneficiary by the Participant in writing on a form prescribed by the Administrator;

(ii) If there is no designated Beneficiary or if the person so designated shall not survive the Participant, such Participant’s spouse; or

(iii) If no such designated Beneficiary and no such spouse is living upon the death of a Participant, or if all such persons die prior to the full distribution of the Participant’s Account balance, then the legal representative of the last survivor of the Participant and such persons, or, if the Administrator shall not receive notice of the appointment of any such legal representative within one (1) year after such death, the heirs-at-law of such survivor shall be the Beneficiaries to whom the then remaining balance of the Participant’s Account shall be distributed (in the proportions in which they would inherit his intestate personal property).

Section 9.2 Facility of Payment. Whenever and as often as any Participant or his Beneficiary entitled to payments hereunder shall be under a legal disability or, in the sole judgment of the Administrator, shall otherwise be unable to apply such payments to his own best interests and advantage, the Administrator in the exercise of its discretion may direct all or any portion of such payments to be made in any one or more of the following ways: (a) directly to him; (b) to his legal guardian or conservator; or (c) to his spouse or to any other person, to be expended for his benefit; and the decision of the Administrator, shall in each case be final and binding upon all persons in interest.

Section 9.3 Amendments. A Participant may change his Beneficiary designation from time to time by filing a new Beneficiary designation with the Administrator. Such new Beneficiary designation will cancel all previously filed Beneficiary designations. A Participant’s designation of his Beneficiary under Section 9.1, or change of such designation under this Section 9.3, shall not be effective unless and until the Administrator actually receives notice of such designation while the Participant is living.

ARTICLE X. ADMINISTRATION

Section 10.1 Administration.

(a) The Plan shall be administered by the Administrator. The Administrator shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.

(b) The Administrator shall have sole and absolute discretion to interpret the provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants and other persons, to decide disputes arising under the Plan and to make any determinations and findings (including factual findings) with respect to the benefits payable thereunder and the persons entitled thereto as may be required for the purposes of the Plan. In furtherance of, but without limiting the foregoing, the Administrator is hereby granted the following specific authorities, which it shall discharge in its sole and absolute discretion in accordance with the terms of the Plan (as interpreted, to the extent necessary, by the Administrator):

(i) To determine the amount of benefits, if any, payable to any person under the Plan (including, to the extent necessary, making any factual findings with respect thereto); and

(ii) To conduct the claims procedures specified in Section 10.6.

All decisions of the Administrator as to the facts of any case, as to the interpretation of any provision of the Plan or its application to any case, and as to any other interpretative matter or other determination or question under the Plan shall be final and binding on all parties affected thereby, subject to the provisions of Section 10.6.

(c) The Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be counsel to the Company.

(d) It is intended that this Plan comply with the provisions of Code Section 409A. This Plan shall be construed and interpreted in a manner that will cause any payment hereunder that is considered deferred compensation and that is not exempt from Code Section 409A to meet the requirements thereof such that no additional tax will be due under Code Section 409A on such payment.

Section 10.2 Plan Administrator. The Company shall be the “administrator” under the Plan for purposes of ERISA.

Section 10.3 Binding Effect of Decisions. All decisions and determinations by the Administrator shall be final and binding on all parties. All decisions of the Administrator shall be made by the vote of the majority, including actions in writing taken without a meeting. All elections, notices and directions under the Plan by a Participant shall be made on such forms as the Administrator shall prescribe.

Section 10.4 Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, Beneficiaries, executors and administrators of each Participant.

Section 10.5 Indemnity of Committee and Administrator. The Company shall indemnify and hold harmless the members of the Committee and the Administrator and their duly appointed agents against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct by any such member or agent of the Committee and the Administrator.

Section 10.6 Claims Procedure.

(a) If a Participant or his designated Beneficiary (the “Claimant”) believes that he or she is entitled to a benefit under the Plan that is not provided, the Claimant may file a written claim for payments under this Plan with the Administrator. The Administrator shall review the claim within 90 days following the date of receipt of the claim; provided that the Administrator may determine that an additional 90-day extension is necessary due to circumstances beyond the Administrator’s control, in which event the Administrator shall notify the Claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Administrator expects to render a decision. If the Claimant’s claim is denied in whole or part, the Administrator shall provide written notice to the Claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth in Paragraph (b)) and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review.

(b) The Claimant has the right to appeal the Administrator’s decision by filing a written appeal to the Administrator within 60 days after Claimant’s receipt of the decision or deemed denial. The Claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the Claimant’s appeal. The Claimant may submit written comments, documents, records and other information relating to his or her claim with the appeal. The Administrator will review all comments, documents, records and other information submitted by the Claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Administrator shall make a determination on the appeal within 60 days after receiving the Claimant’s written appeal; provided that the Administrator may determine that an additional 60-day extension is necessary due to circumstances beyond the Administrator’s control, in which event the Administrator shall notify the Claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Administrator expects to render a decision. If the Claimant’s appeal is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim; and a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA.

(c) If the Administrator fails to render a decision on a Claimant’s initial claim for benefits under the Plan or on the Claimant’s subsequent appeal of the Administrator’s adverse decision, such claim or appeal will be deemed to be denied.

(d) Notwithstanding the foregoing claims and appeals procedures, to avoid an additional tax on payments that may be payable under this Plan, a Claimant must make a reasonable, good faith effort to collect any payment or benefit to which the Claimant believes he or she is entitled hereunder no later than ninety (90) days after the latest date upon which the payment could have been timely made pursuant to Code Section 409A, and if not paid or provided, must take further enforcement measures within one hundred eighty (180) days after such latest date.

Section 10.7 Expenses. All direct expenses of the Plan shall be paid by the Company.

ARTICLE XI. AMENDMENT AND TERMINATION OF PLAN

Section 11.1 Amendment. The Company may at any time amend, suspend or reinstate any or all of the provisions of the Plan, except that no such amendment, suspension or reinstatement may adversely affect any Participant’s Account balance, accrued as of the effective date of such amendment, suspension or reinstatement, without such Participant’s prior written consent. Notwithstanding the foregoing, any change in the Investments shall not be considered an “adverse” amendment. Written notice of any amendment or other action with respect to the Plan shall be given to each Participant.

Section 11.2 Termination. The Company, in its sole discretion, may terminate this Plan at any time and for any reason whatsoever (or the Plan shall automatically terminate) in accordance with and subject to the following rules:

(a) The Committee at any time, other than proximate to a downturn in the financial health of the Company or any Affiliate, may terminate the Plan and require that all benefits accrued be distributed to Participants and Beneficiaries in a single sum without regard to a Participant’s prior election as to the form or timing of benefit payments, if (i) all plans or arrangements that are considered, with this Plan, to be a single plan within the meaning of Code Section 409A are terminated and liquidated with respect to all participants, (ii) no payments other than those payable under the pre-existing terms of the Plan are made within 12 months of the date on which the arrangement is terminated, (iii) all payments are completed within 24 months of the termination, and (iv) the Company or Affiliate does not, for three years following the date of termination, maintain an arrangement that, would be considered a single plan with this Plan under Code Section 409A.

(b) The Committee may terminate the Plan and require that all benefits accrued be distributed to Participants and Beneficiaries in a single sum without regard to a Participant’s prior election as to the form or timing of benefit payments, at any time during the period that begins thirty (30) days prior to a Change of Control and ends on the date of the Change of Control, provided that all plans or arrangements that are considered, with this Plan, to be a single plan within the meaning of Code Section 409A are terminated and liquidated with respect to all participants that experienced the Change of Control event, and further provided that payment is made within twelve (12) months of the date of termination of the arrangements.

(c) The Plan shall terminate and all benefits accrued will be distributed in a single sum without regard to a Participant’s prior election as to the form of benefit payments, if (i) payment is made upon a complete dissolution that is taxed under Code Section 331 or upon approval of a bankruptcy court pursuant to Section 503(b)(1)(A) of Title 11 of the United States Code, and (ii) the amounts deferred under the Plan are included in the gross income of Participants and Beneficiaries by the latest of (1) the calendar year in which the Plan termination occurs, (2) the calendar year in which the amounts are no longer subject to a substantial risk of forfeiture, or (3) the first calendar year in which the payment is administratively practicable.

(d) Except as provided in Paragraphs (a), (b) and (c) above or as otherwise permitted in regulations promulgated by the Secretary of the Treasury under Code Section 409A, any action that purports to terminate the Plan shall instead be construed as an amendment to discontinue further benefit accruals, but the Plan will continue to operate, in accordance with its terms as from time to time amended and in accordance with applicable Participant elections, with respect to the Participant’s benefit accrued through the date of termination, and in no event shall any such action purporting to terminate the Plan form the basis for accelerating distributions to Participants and Beneficiaries.

(e) Upon termination of the Plan, the Administrator shall take those actions necessary to administer any Accounts existing prior to the effective date of such termination; provided, however, that a termination of the Plan shall not adversely affect the value of a Participant’s Account without the Participation’s prior written consent.

ARTICLE XII. MISCELLANEOUS

Section 12.1 No Guarantee of Employment or Service. Nothing contained in the Plan shall be construed as a contract of employment between the Company and any Employee, or as a right of any Employee or Non-Employee Director, to be continued in the employment or service of the Company, or as a limitation of the right of the Company to discharge any of its Employees, with or without Cause.

Section 12.2 Governing Law. All questions arising in respect of the Plan, including those pertaining to its validity, interpretation and administration, shall be governed, controlled and determined in accordance with the applicable provisions of federal law and, to the extent not preempted by federal law, the laws of the State of Michigan, without reference to conflict of law principles thereof.

Section 12.3 Nonassignability.

(a) No right or interest under the Plan of a Participant or his or her Beneficiary (or any person claiming through or under any of them), other than the surviving spouse of any deceased Participant or an alternate payee of a Participant pursuant to a domestic relations order, shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of any such Participant or Beneficiary. If any Participant or Beneficiary shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her (other than to an alternate payee of a Participant pursuant to the terms of a domestic relations order), then the Committee, in its discretion, may terminate his or her interest in any such benefit to the extent the Committee considers necessary or advisable to prevent or limit the effects of such occurrence. Termination shall be effected by filing a written “termination declaration” with the General Counsel of the Company and making reasonable efforts to deliver a copy to the Participant or Beneficiary whose interest is adversely affected (the “Terminated Participant”).

(b) As long as the Terminated Participant is alive, any benefits affected by the termination shall be retained by the Company and, in the Committee’s sole and absolute judgment, may be paid to or expended for the benefit of the Terminated Participant, his or her spouse, his or her children or any other person or persons in fact dependent upon him or her in such a manner as the Committee shall deem proper under the provisions of Code Section 409A. Upon the death of the Terminated Participant, all benefits withheld from him or her and not paid to others in accordance with the preceding sentence shall be disposed of according to the provisions of the Plan that would apply if he or she died prior to the time that all benefits to which he or she was entitled were paid to him or her.

Section 12.4 Severability. Each section, subsection and lesser section of this Plan constitutes a separate and distinct undertaking, covenant and/or provision hereof. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Plan shall finally be determined to be unlawful, such provision shall be deemed severed from this Plan, but every other provision of this Plan shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intention of the patties hereto to the extent permissible under law.

Section 12.5 Withholding Taxes. Notwithstanding the time or schedule of payments otherwise applicable to the Participant, the Administrator may direct that distributions from a Participant’s vested Account be made (i) to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) with respect to compensation deferred under the Plan, (ii) to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of FICA taxes, and (iii) to pay the additional income tax at source on wages attributable to the “pyramiding” of Code Section 3401 wages and taxes; provided that the total amount distributed under this provision must not exceed the aggregate of the FICA tax and the income tax withholding related to such FICA tax.

(b) The amount of cash or shares of Stock actually distributed to the Participant in accordance with the time or schedule of payments applicable to the Participant will be reduced by applicable tax withholding except to the extent such withholding requirements previously were satisfied in accordance with Paragraph (a) above.

Section 12.6 Legal Fees, Expenses Following a Change of Control. It is the intent of the Company that following a Change of Control no Participant be required to incur the expenses associated with the enforcement of his or her rights under this Plan by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to a Participant hereunder. Accordingly, if following a Change of Control it should appear that the Company has failed to comply with any of its obligations under this Plan or in the event that the Company or any other person takes any action to declare this Plan void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Participant the benefits intended to be provided to such Participant hereunder, the Company irrevocably authorizes such Participant from time to time to retain counsel of his or her choice, at the expense of the Company, as hereafter provided, to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to such Participant’s entering into an attorney-client relationship with such counsel, and in that connection the Company and such Participant agree that a confidential relationship shall exist between such Participant and such counsel. Following a Change of Control, the Company shall pay and be solely responsible for any and all attorneys’ and related fees and expenses incurred by such Participant as a result of the Company’s failure to perform under this Plan or any provision thereof, or as a result of the Company or any person contesting the validity or enforceability of this Plan or any provision thereof.

Section 12.7 Top-Hat Plan. The Plan is intended to be a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, notwithstanding any other provision of the Plan and subject to the provisions of Code Section 409A, the Plan will terminate and no further benefits will accrue hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel based upon a change in law that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA, which is not so exempt. In addition and notwithstanding any other provision of the Plan, in the absolute discretion of the Committee but only to the extent permitted by Code Section 409A, the amount credited to each Participant’s Account under the Plan as of the date of termination, which shall be an Accounting Date for purposes of the Plan, will be paid immediately to such Participant in a single lump sum cash payment. Such payment shall completely discharge the Company’s obligations under this Plan.

Section 12.8 Relationship to Other Plans. Subject to the provisions of Code Section 409A, this Plan is intended to serve the purposes of and to be consistent with the Incentive Compensation Plans and any similar plan approved by the Committee for purposes of this Plan.

Section 12.9 Miscellaneous Distribution Rules. The following rules will supersede any inconsistent distribution provisions of the Plan. In the circumstances described in Paragraphs (a), (b) and (c) below, a payment that would otherwise be due and payable under the terms of the Plan with respect to amounts that are subject to Code Section 409A will be delayed, and payment will be made in accordance with this Section.

(a) Code Section 162(m). If and to the extent that the Company reasonably anticipates that its income tax deduction with respect to a payment will be limited or eliminated by application of Code Section 162(m), the payment shall be deferred until either (i) the earliest date at which the Company reasonably anticipates that the Company’s deduction for the payment will not be limited or eliminated by application of Code Section 162(m), or (ii) the calendar year in which occurs the Participant’s Separation from Service.

(b) Jeopardy to Company. If any payment required under the terms of this Plan would jeopardize the ability of the Company to continue as a going concern, the Company shall not be required to make such payment; rather, the payment shall be delayed until the first date that making the payment does not jeopardize the ability of the Company to continue as a going concern.

(c) Federal Securities and Other Applicable Law. If and to the extent that the Company reasonably anticipates that the making of a payment will violate Federal securities laws or other applicable law, the payment shall be deferred until the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment is not treated as a violation of applicable law because the payment would cause the inclusion of amounts in gross income of the recipient or result in a penalty or any provision of the Code being or becoming applicable.

Section 12.10 Compliance with Code Section 409A. Effective January 1, 2005, the Plan was administered in good faith compliance with Code Section 409A. Effective January 1, 2008, the Plan is amended and restated to reflect the final regulations promulgated under Code Section 409A.